                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            PRICELLULAR CORPORATION,
                      PRICELLULAR WIRELESS CORPORATION AND
                         NORTHLAND CELLULAR CORPORATION

                                      AND

                                 MERCURY, INC.

                                  DATED AS OF
                                 APRIL 9, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
SECTION I -- DEFINITIONS................................................................    1
 1.01   Definitions.....................................................................    1
SECTION 2 -- THE PURCHASE...............................................................    5
 2.01   Purchase and Sale of Assets.....................................................    5
 2.02   Assumption of Liabilities.......................................................    5
 2.03   Excluded Liabilities............................................................    6
 2.04   Purchase Price..................................................................    6
 2.05   Payment of Purchase Price.......................................................    6
 2.06   Closing.........................................................................    6
 2.07   Escrow..........................................................................    7
 2.08   Closing Balance Sheet...........................................................    7
 2.09   Allocation Statement............................................................    7
 2.10   Dispute of Statements...........................................................    8
SECTION 3 -- REPRESENTATIONS AND WARRANTIES OF SELLERS..................................    8
 3.01   Corporate Existence and Power...................................................    8
 3.02   Authorization...................................................................    8
 3.03   Governmental Authorization......................................................    8
 3.04   Non-Contravention...............................................................    8
 3.05   Required Consents...............................................................    9
 3.06   Indebtedness....................................................................    9
 3.07   Litigation and Claims...........................................................    9
 3.08   Insurance.......................................................................    9
 3.09   Contracts.......................................................................    9
 3.10   Properties......................................................................    9
 3.11   Sufficiency of and Title to the Purchased Assets................................   10
 3.12   Permits and Operations..........................................................   10
 3.13   ERISA; Employee Benefits........................................................   10
 3.14   Environmental Laws and Compliance...............................................   10
 3.15   Compliance with Law.............................................................   10
 3.16   Intellectual Property...........................................................   11
 3.17   Representations Correct.........................................................   11
 3.18   Inventories.....................................................................   11
 3.19   Accounts Receivable.............................................................   11
 3.20   System Coverage; Cell Sites.....................................................   11
SECTION 4 -- REPRESENTATIONS AND WARRANTIES OF BUYER....................................   11
 4.01   Corporate Existence and Power...................................................   11
 4.02   Authorization...................................................................   11
 4.03   Governmental Authorization......................................................   12
 4.04   Non-Contravention...............................................................   12
 4.05   Accuracy of Statements..........................................................   12
 4.06   Financing; Qualifications.......................................................   12
 4.07   Litigation......................................................................   12
SECTION 5 -- COVENANTS AND AGREEMENTS OF SELLERS........................................   12
 5.01   Changes in Certificate of Incorporation.........................................   12
 5.02   No Change in Representations and Warranties.....................................   12
 5.03   Cooperation in Obtaining Any Approvals..........................................   12
 5.04   Access..........................................................................   13
 5.05   Maintenance of Properties.......................................................   13

                                                                                          PAGE
                                                                                          ----
 5.06   Conduct of the Business.........................................................   13
 5.07   Cooperation with Buyer..........................................................   13
 5.08   Billing Assistance..............................................................   13
SECTION 6 -- ADDITIONAL COVENANTS.......................................................   14
 6.01   Regulatory Approval.............................................................   14
 6.02   Confidentiality.................................................................   14
 6.03   Buyer Cooperation with Sellers..................................................   14
 6.04   Like-Kind Exchange..............................................................   14
 6.05   Lien Releases...................................................................   14
 6.06   Documents and Records...........................................................   14
 6.06   Provision of NACN Services......................................................   15
SECTION 7 -- TAX MATTERS................................................................   15
 7.01   Tax Definitions.................................................................   15
 7.02   Tax Matters.....................................................................   15
 7.03   Tax Cooperation; Allocation of Taxes............................................   15
SECTION 8 -- CONDITIONS TO CLOSING......................................................   16
 8.01   Conditions to the Obligations of Each Party.....................................   16
 8.02   Conditions to Obligation of Buyer...............................................   16
 8.03   Conditions to Obligation of Sellers.............................................   17
SECTION 9 -- SURVIVAL...................................................................   18
 9.01   Survival of Representations and Warranties......................................   18
 9.02   Survival of Covenants and Agreements............................................   18
SECTION 10 -- INDEMNIFICATION...........................................................   18
10.01   Indemnification.................................................................   18
10.02   Procedures......................................................................   18
SECTION 11 -- TERMINATION...............................................................   19
11.01   Termination.....................................................................   19
SECTION 12 -- INTENTIONALLY LEFT BLANK..................................................   19
SECTION 13 -- MISCELLANEOUS.............................................................   19
13.01   Expenses........................................................................   19
13.02   Notices.........................................................................   20
13.03   Governing Law...................................................................   20
13.04   Specific Performance............................................................   20
13.05   Counterparts....................................................................   21
13.06   Headings........................................................................   21
13.07   Entire Agreement................................................................   21
13.08   Successors and Assigns..........................................................   21
13.09   Invalidity of Any Provision.....................................................   21
13.10   Additional Actions and Documents................................................   21
13.11   Severability....................................................................   21
13.12   Employees.......................................................................   21
13.13   Bulk Transfers..................................................................   21

SCHEDULES
  1.01(a) -- ASSETS
  1.01(c) -- CONTRACTS, AGREEMENTS, LEASES, ETC.
  1.01(d) -- PERMITTED LIENS
  3.05    -- REQUIRED CONSENTS
  3.06    -- INDEBTEDNESS
  3.09    -- CONTRACTS
  3.13    -- EMPLOYEE BENEFIT PLAN
  3.20    -- SYSTEM COVERAGE
EXHIBITS
  A -- ESCROW AGREEMENT
  B -- NON-COMPETITION AGREEMENT
  C -- SALES AGREEMENT

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of April 9, 1996, by and among PRICELLULAR CORPORATION ("PriCellular"), a Delaware corporation, PRICELLULAR WIRELESS CORPORATION, a Delaware corporation and wholly-owned subsidiary of PriCellular ("Wireless"), NORTHLAND CELLULAR CORPORATION, a Delaware corporation and wholly-owned subsidiary of PriCellular ("Northland" and, together with PriCellular and Wireless, the "Sellers"), and MERCURY, INC., a Louisiana corporation (the "Buyer").

                              W I T N E S S E T H:

     WHEREAS, Northland owns the non-wireline cellular operating license (the "License") issued by the Federal Communications Commission ("FCC") for the Alabama-4 Rural Service Area, as defined by the FCC ("RSA #4"), together with all of the microwave facilities, equipment, property, service agreements, rights and assets necessary for provision of cellular service to RSA #4 and operates the non-wireline cellular telephone system in RSA #4 (the "System"); and

     WHEREAS, PriCellular owns, directly or indirectly, all of the issued and outstanding capital stock of Northland; and

     WHEREAS, Sellers desire to sell the License and other Purchased Assets (as hereinafter set forth) and Buyer desires to purchase such Purchased Assets, each on the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   SECTION I

                                  DEFINITIONS

     1.01 Definitions. (a) The following terms, as used herein, shall have the following meanings:

          "Acquisition Agreements" means this Agreement, the Sales Agreement and the Non-Competition Agreement.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For the purposes of this definition, "control" when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Agreement" has the meaning set forth in the preamble hereto and shall include any amendments, exhibits and documents incorporated herein by reference.

          "Assumed Current Liabilities" means all current liabilities of Northland set forth on the Balance Sheet under the following captions: accounts payable, accrued expenses, federal excise tax payable, sales tax payable, county sales tax payable, cellular service tax payable and customer security deposits and does not include, among other things, the following:

             (a) liabilities for Tax arising from or with respect to the Purchased Assets, the System or the System Operations incurred or attributable to any period prior to (or prior to and including) the Balance Sheet Date;

             (b) liabilities relating to employee benefits, compensation or severance arrangements existing on or prior to the Balance Sheet Date; and

             (c) liabilities or obligations relating to any asset that is not a Purchased Asset.

          "Balance Sheet" means an unaudited balance sheet of the assets and liabilities of Northland as of the close of business on the Balance Sheet Date together with the notes thereto.

          "Balance Sheet Current Assets" means the current assets of Northland set forth on the Balance Sheet under the following captions: accounts receivable-subscriber, accounts receivable-roamers, inventory-phones, inventory-accessories and prepaid expenses. For purposes hereof, Balance Sheet Current Assets shall be net of reserves for doubtful accounts receivable equal to the sum of the following amounts measured as of the Balance Sheet Date: (i) five percent (5%) of accounts receivable which are 0 to 30 days past due (i.e., past the due date set forth on the applicable customer bill); (ii) twenty percent (20%) of accounts receivable 31 to 60 days past due and (iii) one hundred percent (100%) of accounts receivable more than 60 days past due.

          "Balance Sheet Date" means a date not earlier than ten (10) business days prior to the Closing Date or such other date as the parties shall agree.

          "Contracts" has the meaning set forth in clause (c) of the definition of Purchased Assets.

          "Dominion Agreement" means the Asset Purchase Agreement dated as of May 8, 1995, by and among PriCellular, Northland, Dominion Cellular, Inc. and Dominion Resources, Inc.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment including without limitation ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

          "Environmental Liabilities" means any and all liabilities of or relating to Northland or arising in connection with or in any way relating to the System, the Purchased Assets or activities or operations occurring or conducted at any real property constituting part of the Purchased Assets (including, without limitation, offsite disposal), which (i) arise under or relate to Environmental Laws and (ii) relate to actions occurring after November 7, 1995, and on or prior to the Closing Date.

          "Excluded Assets" means all contracts, agreements, leases, non-governmental licenses, commitments and sales and purchase orders not set forth on Exhibit 1.01(c).

          "Final Order" means a written action or order issued by the FCC (a) which has not been revised, stayed, enjoined, set aside, annulled or suspended and (b) as to which no request for a stay is pending and no stay is in effect, no petition for reconsideration or rehearing nor application for review or appeal is pending and as to which the time for filing such request petition or application (including review by the FCC on its own motion) has expired.

          "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent audited financial statements of the Sellers.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Material Adverse Effect" means a material adverse effect on the Purchased Assets taken as a whole or on the business, assets, condition (financial or otherwise) or results of operations of the System taken as a whole.

          "Non-Competition Agreement" means the Non-Competition Agreement among Buyer and Sellers substantially in the form attached as Exhibit B.

          "Permits" means all franchises, licenses (including the License), permits, certificates and other authorizations required under applicable law, ordinance or regulation of any governmental authority, federal, state or local, and all agreements, contracts, leases, licenses, instruments and other commitments entered into in connection therewith.

          "Permitted Liens" means Liens disclosed on Exhibit 1.01(d).

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Purchased Assets" means all of the assets, properties and business, of every kind and description (other than the Excluded Assets), wherever located, real, personal or mixed, tangible or intangible now owned or held by Northland or hereafter acquired by Northland on or prior to the Closing Date and used in connection with the System or the System Operations, including, without limitation, all assets shown on Schedule 1.01(a) as owned by Northland and:

             (a) all antennas, transmitters, switching and receiving equipment, technical facilities, telephone units, inventory and other tangible personal property now owned by Northland or hereafter acquired by Northland on or prior to the Closing Date and used in connection with the System or the System Operations;

             (b) all real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures, and improvements erected thereon now owned by Northland or hereafter acquired by Northland on or prior to the Closing Date and used in connection with the System or the System Operations;

             (c) all rights of Northland under all contracts, agreements, leases, non-governmental licenses, commitments, sales and purchase orders and other instruments which relate to the System or the System Operations and which are listed in Exhibit 1.01(c), including, but not limited to, the Dominion Agreement (collectively, the "Contracts");

             (d) Balance Sheet Current Assets;

             (e) all of Northland's rights, claims, credits, causes of action or rights of set-off against third parties relating to the System or the System Operations, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

             (f) all transferable licenses, permits or other governmental authorizations relating to the System or the System Operations, including without limitation the License; and

             (g) all records, files and papers, whether in hard copy or computer format relating to the System or the System Operations.

          "Sales Agreement" means the Assignment and Assumption Agreement by and between the Buyer and Northland in the form attached as Exhibit C.

          "System Operations" means any and all business operations of Northland associated with the System.

     (b) Each of the following terms is defined in the Section set forth opposite such term:

Accounting Referee                             2.13
Allocation Statement                           2.12
Assumed Liabilities                            2.02
Buyer                                          preamble
Closing                                        2.06
Closing Balance Sheet                          2.08
Closing Date                                   2.06
Code                                           7.01
Contaminant                                    3.14
Escrow Agent                                   2.05
Escrow Agreement                               2.05
Excluded Liabilities                           2.03
FCC                                            1st recital
Indemnified Party                              10.02
Indemnifying Party                             10.02
License                                        1st recital
Loss                                           10.01
NACN                                           6.07
Post-Balance Sheet Tax Period                  7.01
Pre-Balance Sheet Tax Period                   7.01
Purchase Price                                 2.04
Purchase Price Excess Amount                   2.04
Purchase Price Shortfall Amount                2.04
Required Consents                              3.05
Resources                                      preamble
RSA #4                                         1st recital
Sellers                                        preamble
Statement of Adjustment                        2.10
System                                         1st recital
Tax                                            7.01

                                   SECTION 2
                                  THE PURCHASE

     2.01 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Buyer agrees to purchase from Northland and Northland agrees to sell, transfer, assign and deliver to Buyer at Closing all of Northland's right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

     2.02 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume the following liabilities (the "Assumed Liabilities") to the extent outstanding as of the time of Closing:

          (a) all Assumed Current Liabilities;

          (b) all liabilities and obligations of Northland arising under Contracts (other than liabilities or obligations attributable to any failure by Northland to comply with the terms thereof); and

          (c) any obligation or liability for Tax arising from or with respect to the Purchased Assets, the System or the System Operations for any period after the Closing Date.

     2.03 Excluded Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Northland of whatever nature whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Northland (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"), and, notwithstanding anything to the contrary in this Agreement, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

          (a) any obligation or liability for Tax arising from or with respect to the Purchased Assets, the System or the System Operations which is incurred or attributable to any period prior to (or prior to and including) the Closing Date;

          (b) any liability or obligation relating to employee benefits, compensation or severance arrangements existing on or prior to the Closing Date;

          (c) any liability or obligation relating to any asset that is not a Purchased Asset; and

          (d) any Environmental Liability.

     2.04 Purchase Price.  (a) Subject to adjustment as provided in paragraphs
(b) and (c) of this Section 2.04, the aggregate purchase price for the Purchased Assets (the "Purchase Price") is Twenty-Five Million Dollars ($25,000,000) in cash.

     (b) The Purchase Price shall be adjusted as follows:

          (i) If Balance Sheet Current Assets exceed Assumed Current Liabilities, the amount payable pursuant to Section 2.05(a) shall be increased by the amount of such excess (the "Purchase Price Shortfall Amount"); and

          (ii) If Assumed Current Liabilities exceed Balance Sheet Current Assets, the amount payable pursuant to Section 2.05(a) shall be decreased by the amount of such excess (the "Purchase Price Excess Amount").

     (c) The Purchase Price shall be further adjusted based upon the Closing Balance Sheet to be prepared pursuant to Section 2.08 by the amount of the adjustments set forth on the Statement of Adjustment.

     2.05 Payment of Purchase Price.  (a) At the Closing, Buyer shall deliver
(i) to Northland by wire transfer of immediately available funds (or such other form of payment acceptable to Northland) the aggregate amount of Twenty-Four Million Seven Hundred Fifty Thousand Dollars ($24,750,000) and (ii) to Harris Trust Company of New York or another bank mutually agreeable to Sellers and Buyer (the "Escrow Agent") by wire transfer of immediately available funds or by certified or official bank check the amount of Two Hundred Fifty Thousand Dollars ($250,000) for deposit (the "Escrow Funds") pursuant to an Escrow Agreement among Buyer, Sellers and the Escrow Agent substantially in the form attached as Exhibit A (the "Escrow Agreement").

     (b) Promptly after the Statement of Allocation has been delivered to Buyer pursuant to Section 2.08 and any disputes with respect thereto have been resolved in accordance with the provisions of Section 2.10, (i) Buyer shall deliver to Northland by wire transfer of immediately available funds (or such other form of payment acceptable to Northland) the aggregate amount of the Purchase Price adjustment owing to Northland pursuant to Section 2.04(c) or (ii) Northland shall deliver to Buyer by wire transfer of immediately available funds (or such other form of payment acceptable to Buyer) the aggregate amount of the Purchase Price adjustment owing to Buyer pursuant to Section 2.04(c).

     2.06 Closing. The closing of the transactions contemplated herein (the "Closing") will take place at the offices of PriCellular, 45 Rockefeller Plaza, New York, New York beginning at 10 A.M. local time ten (10) business days after the date on which all governmental and regulatory approvals necessary to consummate the transactions contemplated herein have been obtained and the consent of the FCC to the assignment of the License to Buyer has been obtained and becomes a Final Order or at such other time and place as the parties hereto may agree upon (such date, the "Closing Date"). At the Closing:

          (a) Sellers shall deliver to Buyer:

             (i) the Sales Agreement;

             (ii) a warranty deed, in form and substance reasonably satisfactory to Buyer, for each parcel of real estate included in the Purchased Assets;

             (iii) the Non-Competition Agreement;

             (iv) all of the documents and instruments to be delivered pursuant to Section 8.02;

             (v) all licenses and other agreements relating to Northland's right, title and interest in, and operation of, the Purchased Assets; and

             (vi) such further instruments and documents, in form and content reasonably satisfactory to Buyer, as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

          (b) Buyer shall deliver to Sellers:

             (ii) the Sales Agreement;

             (iii) the Non-Competition Agreement;

             (iv) all of the documents and instruments required to be delivered under Section 8.03; and

             (v) such further instruments and documents, in form and content reasonably satisfactory to Sellers, as may be reasonably necessary or appropriate to consummate the transactions contemplated by this Agreement.

     2.07 Escrow. Buyer agrees to deliver the Escrow Funds on the Closing Date to the Escrow Agent for deposit in accordance with the terms of the Escrow Agreement. All funds deposited with the Escrow Agent shall be applied by the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to Buyer any amounts owing under Section 10.01(a). Any amounts remaining on deposit with the Escrow Agent on December 31, 1996 shall be paid by the Escrow Agent to Northland, except as otherwise provided in the Escrow Agreement.

     2.08 Closing Balance Sheet. As promptly as practicable, but no later than 60 days, after the Closing Date unless otherwise agreed by the parties, Sellers will prepare an unaudited balance sheet of the assets and liabilities of Northland as of the Closing Date (the "Closing Balance Sheet") and shall deliver the Closing Balance Sheet to Buyer together with a certificate based on such Closing Balance Sheet setting forth Sellers' calculation of any adjustments to the Purchase Price which would have been required pursuant to Section 2.04(b)(i) or Section 2.04(b)(ii) if Balance Sheet Current Assets and Assumed Current Liabilities had been calculated as of the Closing Date rather than the Balance Sheet Date, taking into account for purposes of such calculation the Purchase Price Shortfall Amount or the Purchase Price Excess Amount, as the case may be (the "Statement of Adjustment"). The Closing Balance Sheet shall fairly present in all material respects the consolidated financial position of the System as at the close of business on the Closing Date in accordance with GAAP (except as may be indicated in the notes thereto). Unless disputed by Buyer in accordance with
Section 2.10, Buyer shall be deemed to have agreed to the amounts set forth in the Closing Balance Sheet and the Statement of Adjustment and such amounts shall be final and binding on the parties hereto. Buyer shall provide Sellers, their attorneys, auditors, agents and representatives with such access during normal business hours to the books and records of the System as Sellers may reasonably request in connection with the preparation of the Closing Balance Sheet, provided that such access does not unreasonably interfere with the conduct of the business of Buyer.

     2.09 Allocation Statement. As promptly as practicable, but no later than 60 days, after the Closing Date, Sellers shall deliver to Buyer a statement (the "Allocation Statement") setting forth the allocation of the Purchase Price and the consideration set forth in the Non- Competition Agreement among the Purchased Assets and the covenant not to compete included in the Non-Competition Agreement. Unless Buyer disputes the allocation set forth on the Allocation Statement in accordance with Section 2.10, the Sellers and the Buyer agree to report an allocation of the Purchase Price and the consideration set forth in the Non-Competition Agreement among the Purchased Assets and the covenant not to compete included in the Non-Competition Agreement in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review, or tax litigation relating thereto.

     2.10 Dispute of Statements. If Buyer disagrees with the Closing Balance Sheet or the Allocation Statement delivered to it pursuant to Section 2.08 or 2.09, Buyer may, within 30 days after delivery of the Closing Balance Sheet or such Allocation Statement, deliver a written notice to the Sellers disagreeing with the Closing Balance Sheet or such Allocation Statement and setting forth Buyer's calculation of the items and amounts set forth on the Closing Balance Sheet or such Allocation Statement. Any such notice of disagreement shall specify those items or amounts as to which the Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet or such Allocation Statement. During the 30 days following timely delivery of any notice of disagreement, the parties shall use their best efforts to reach agreement on the disputed items or amounts. If during such period the parties are unable to reach such agreement, they shall promptly thereafter cause a firm of nationally recognized public accountants mutually agreeable to Sellers and Buyer (the "Accounting Referee"), to determine the disputed items or amounts (and only such items or amounts). The Accounting Referee shall deliver to the parties, as promptly as practicable, a report setting forth its calculation of the disputed items or amounts. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne equally between the Sellers, on the one hand, and the Buyer, on the other.

                                   SECTION 3

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     3.01 Corporate Existence and Power. Northland is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Northland is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     3.02 Authorization. Each Seller has full power and corporate authority to execute, deliver and perform its obligations under the Acquisition Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Acquisition Agreements and all transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on the part of each Seller. This Agreement and, upon execution and delivery, the Sales Agreement, and the Non-Competition Agreement will be, valid and binding obligations of such Seller (if such Seller is a party thereto) enforceable against such Seller in accordance with their terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity or public policy.

     3.03 Governmental Authorization. The execution, delivery and performance by such Seller of the Acquisition Agreements require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) the filings with and approval of the FCC necessary to consummate the transactions contemplated hereby and (ii) compliance with any applicable requirements of the HSR Act.

     3.04 Non-Contravention. The execution, delivery and performance by each Seller of the Acquisition Agreements do not and will not (i) violate the certificate of incorporation or bylaws of each Seller; (ii) assuming compliance with the matters referred to in Section 3.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree except to the extent that such violation would not have a Material Adverse Effect; (iii) assuming the obtaining of all Required Consents, constitute a material default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of each Seller or to a loss of any material benefit relating to the System or the System Operations to which Northland is entitled under any provision of any material agreement, contract or other instrument binding upon Northland or by which any of the Purchased Assets is or may be bound or any Permit or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

     3.05 Required Consents. Schedule 3.05 sets forth each material agreement, contract or other instrument binding upon Northland and any Permit (other than the License) requiring a consent as a result of the execution, delivery and performance of this Agreement, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent").

     3.06 Indebtedness. Except as set forth on Schedule 3.06, Northland has no indebtedness or other liabilities, whether accrued, absolute or contingent, other than liabilities incurred in the ordinary course of business as a result of System Operations and in the aggregate not exceeding $50,000.

     3.07 Litigation and Claims. There are no judgments unsatisfied against Northland or consent decrees or injunctions to which Northland or the Purchased Assets are subject. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Sellers, threatened against or affecting, Northland, the System or any Purchased Asset before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     3.08 Insurance. Northland maintains insurance (and self insurance) coverage in such amounts and for such risks as are usually insured by entities carrying on similar businesses.

     3.09 Contracts. Except as set forth on Schedule 3.09, Northland is neither a party to nor bound by: (i) any contract prohibiting the consummation of the transactions contemplated by the Acquisition Agreements or impairing the value or utility of the Purchased Assets; (ii) any contract or agreement with (including, without limitation, any loan, note or other agreement to pay money
to) an Affiliate of Northland which will be binding upon the Purchased Assets or which will constitute a Purchased Asset; (iii) any material loan, borrowing or lease agreement binding on the Purchased Assets other than this Agreement; (iv) any contract or contracts that either separately or in the aggregate have a Material Adverse Effect or materially and adversely affect Northland's ability to consummate the transactions contemplated by the Acquisition Agreements; or
(v) any contract that is material to the System taken as a whole.

     3.10 Properties. (a) The sections of Schedule 1.01(a) captioned "Real Property" correctly describe in all material respects all real property (including leases thereof), and only such real property, used or held for use in connection with the System or the System Operations, except real property acquired by Northland after the date hereof.

     (b) The sections of Schedule 1.01(a) captioned "Personal Property" correctly describe in all material respects all personal property, and only such personal property, used or held for use in connection with the System or the System Operations, except for such personal property acquired by Northland after the date hereof.

     (c) (i) Northland has good and marketable, indefeasible, fee simple title (in the case of real property that is not leased) to, or in the case of leased real property has valid leasehold interest in, all Purchased Assets.

     (ii) All leases of real property or personal property included in the Purchased Assets are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of real property or personal property any material default or any event which with notice or lapse of time or both would constitute a material default.

     (iii) The buildings, structures and equipment included in the Purchased
Assets: (a) have no material defects; (b) are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted); (c) are suitable for their present uses, and (d) in the case of buildings and other structures, are structurally sound.

     (iv) None of the material structures on the real property included in the Purchased Assets encroaches upon real property of another Person, and no material structures of any other Person encroach upon any of the real property constituting part of the Purchased Assets or otherwise violate the rights of Northland.

     (d) No Purchased Asset is subject to any Lien other than Permitted Liens.

     (e) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, city planning or similar matters) relating to the System, the System Operations or any Purchased Asset currently exists except for violations which have not had, and would not reasonably be expected to have, a Material Adverse Effect. There are no developments affecting any Purchased Asset (other than such developments affecting the cellular telephone industry generally) pending or, to the knowledge of Sellers, threatened, which might materially detract from the value of any Purchased Asset, materially interfere with any present or intended use of any Purchased Asset or materially adversely affect the marketability of any Purchased Asset.

     3.11 Sufficiency of and Title to the Purchased Assets. (a) The Purchased Assets constitute, and on the Closing Date will constitute, all of the material assets or property used or held for use in the System and the System Operations and all of the assets or property necessary to operate the System as it is now operated.

     (b) Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or have a valid leasehold interest in, each of the Purchased Assets, respectively, free and clear of all Liens other than Permitted Liens.

     3.12 Permits and Operations. Northland has all Permits necessary to operate the System as currently operated. The System is operating in material compliance with the terms of all Permits necessary for its current operations and is in material compliance with the rules and regulations of the FCC and all other governmental and regulatory authorities. Sellers have not received any notice, nor do Sellers have any knowledge relating to, violations or alleged violations or defaults under governmental laws, ordinances or regulations pertaining to or affecting any Permit necessary to operate the System as currently operated.

     3.13 ERISA; Employee Benefits. Northland does not maintain, and has never maintained, an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, nor, except as set forth on Schedule 3.13, any other type of employee benefit plan. Northland is neither bound by, nor obligated to contribute to, any severance, pension, retirement or profit sharing plan. The transactions contemplated by the Acquisition Agreements shall not create any material obligation on the part of Buyer for severance payment or similar payment to any employee of Northland.

     3.14 Environmental Laws and Compliance. Since November 7, 1995, Northland has not violated any Environmental Law and has no Environmental Liability and has no knowledge of any such violation or liability by or of any other Person with respect to the System or the Purchased Assets. Since November 7, 1995, Northland has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Contaminant in any reportable quantity at or in the vicinity of the properties of Northland (excluding from the foregoing the storage (but not the releasing, spilling, leaking or discharging) of petroleum-based products intended to power standby backup generators at Northland's cell sites). For purposes of this Section, "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance of waste as defined in or pursuant to any Environmental Law.

     3.15 Compliance with Law. Northland is not in violation of, since November 7, 1995, has not violated, and to Sellers' knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of, any violation of, any material law, rule, regulation, judgment, injunction, order or decree applicable to the Purchased Assets, the System or the System Operations.

     3.16 Intellectual Property. To Sellers' knowledge, the conduct by Northland of its business does not infringe upon or violate, and since November 7, 1995, has not infringed upon or violated, any patents, trademarks, service marks, trade names, trade secrets, copyrights, license or rights of any Person, and no claim is pending or, to the best knowledge of Sellers, threatened to the effect that the conduct by such Seller of its business infringes upon or violates any patents, trademarks, service marks, trade names, trade secrets, copyrights, licenses or rights of any Person.

     3.17 Representations Correct. No representation or warranty made by Sellers, no statement made by Sellers and no document, certificate or instrument furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact, or omits or will omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. All copies of agreements and documents delivered and to be delivered to either Buyer have been and will be true, correct and complete.

     3.18 Inventories. The inventories reflected on the Balance Sheet or the Closing Balance Sheet will be usable or saleable in the ordinary course of business, except for obsolete materials and materials of below standard quality, which have either been written down in the accounts and records of Northland (with such write-down reflected on the Balance Sheet or the Closing Balance Sheet) to realizable market value or for which adequate reserves have been provided for in such accounts and such inventories will not be excessive in light of past experience or current projections.

     3.19 Accounts Receivable. All accounts receivable reflected on the Balance Sheet or the Closing Balance Sheet will have arisen in bona fide transactions in the ordinary course of the business.

     3.20 System Coverage; Cell Sites. Pursuant to Section 22.911 of the FCC's Rules, Northland is entitled to protection from co-channel and first-adjacent channel interference and from capture of subscriber traffic within its Cellular Geographic Service Area ("CGSA"). This CGSA currently includes all areas within RSA #4 covered by 32 dBu contours as depicted in the FCC Form 600 application filed by Dominion Cellular, Inc., on June 26, 1995, and granted by the FCC on August 28, 1995. In addition, Dominion Cellular, Inc., filed with the FCC on June 29, 1995, a System Information Update map for the call sign KNKN708, the call sign assigned to the area designated by the FCC as the "Alabama 4 -- Bibb RSA" (FCC Market No. 310A) and the "A" frequency. Northland covenants and agrees that, prior to the Closing Date, it will file an updated System Information Update map with the FCC for the call sign KNKN708 and will provide a copy of such map to Buyer. Schedule 3.20 sets forth all material agreements known by Seller which authorize any incursions or extensions into the area of Northland's 32 dBu contours within RSA #4 by the 32 dBu contours of any adjacent provider of cellular service operating in the same frequency band. Schedule 3.20 also reflects the cells constructed to date under call sign KNKN708.

                                   SECTION 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to each Seller as of the date hereof and as of the Closing Date that:

     4.01 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, will be, prior to the Closing Date, duly qualified to conduct business in the State of Alabama and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and as will be required after the consummation of the transactions contemplated hereunder.

     4.02 Authorization. Buyer has full power and authority to execute, deliver and perform its obligations under the Acquisition Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Acquisition Agreements and all transactions contemplated thereby have been duly authorized and approved by all necessary corporate action on the part of Buyer. This Agreement is, and upon execution and delivery the Sales Agreement and the Non-Competition Agreement will be, valid and binding obligations of Buyer, enforceable against it in accordance with their terms, except as the enforceability hereof and thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and except for limitations imposed by general principles of equity or public policy.

     4.03 Governmental Authorization. The execution, delivery and performance by Buyer of the Acquisition Agreements require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) the filings with and approval of the FCC necessary to consummate the transactions contemplated hereby and (ii) compliance with any applicable requirements of the HSR Act.

     4.04 Non-Contravention. The execution, delivery and performance by Buyer of the Acquisition Agreements do not and will not (i) violate the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, violate any applicable law, rule, regulation, judgment, injunction, order or decree. Buyer is not a party to or bound by any contract prohibiting the consummation of the transactions contemplated hereby nor any contract or contracts that either separately or in the aggregate materially and adversely affect such Buyer's ability to consummate the transactions contemplated by the Acquisition Agreements.

     4.05 Accuracy of Statements. No representation or warranty made by Buyer, no statement made by Buyer and no document or certificate or instrument furnished or to be furnished to any of the Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which such statements were made, not misleading.

     4.06 Financing; Qualifications. Buyer has, or will have prior to Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to purchase the Purchased Assets as provided herein. Buyer has no knowledge of any fact that would, under existing law, disqualify Buyer as an assignee of the License.

     4.07 Litigation. There is no action, suit, investigation or proceeding pending against, or to Buyer's knowledge, threatened against or affecting Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

                                   SECTION 5

                      COVENANTS AND AGREEMENTS OF SELLERS

     Each Seller covenants and agrees that:

     5.01 Changes in Certificate of Incorporation. From the date hereof until the Closing Date, there shall be no change in the certificate of incorporation or by-laws of Northland which would, or would reasonably be expected to, have a Material Adverse Effect or which would prevent, enjoin, alter or materially delay the transactions contemplated hereby. Northland shall maintain its corporate existence and powers.

     5.02 No Change in Representations and Warranties. From the date hereof until the Closing Date, except with the prior written consent of Buyer, the Sellers shall not (a) take or agree or commit to take any action that would make any representation or warranty of any of the Sellers hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     5.03 Cooperation in Obtaining Any Approvals. From the date hereof until the Closing Date, such Seller shall execute and file or join in the execution and filing of any application or other document which may be reasonably necessary in order to obtain the authorization, approval or consent of the FCC or any other governmental body or third party which may be required or which Buyer may reasonably request in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. As soon as practicable, such Seller shall use its best efforts to assist Buyer in obtaining the authorization, approval or consent of the FCC to the transactions contemplated hereby.

     5.04 Access. From the date hereof until the Closing Date, each Seller shall provide Buyer, its attorneys, auditors, agents and representatives with such information and permit such access during normal business hours to the Purchased Assets and to the books and records of such Seller relating to the Purchased Assets, the System, the System Operations and RSA #4 as Buyer from time to time reasonably request, provided that such access does not unreasonably interfere with the conduct of the business of either Seller.

     5.05 Maintenance of Properties. Northland shall at all times prior to the Closing Date maintain the License in full force and effect and shall maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years and in accordance with GAAP consistently applied throughout the periods covered by such statements. Prior to the Closing Date, Northland shall not cancel any material insurance policy or other material contract or agreement and shall maintain in effect insurance of the Purchased Assets as is customary for entities carrying on similar businesses. Northland will maintain the Purchased Assets in good repair, working order and condition, except for obsolescence, ordinary wear and tear or casualty loss or damage; provided that Northland will replace or repair prior to Closing any Purchased Asset that is damaged or destroyed on account of casualty or provide Buyer with all insurance proceeds received by Northland as a result of such damage or destruction.

     5.06 Conduct of the Business. From the date hereof until the Closing Date, Northland shall:

          (a) subject to paragraph (c) below, continue to own the Purchased Assets;

          (b) continue to operate the System in the ordinary course and shall not materially deviate from established policies and practices concerning personnel, marketing, credit verification, subscriber disconnects, collections, agent program, roaming contracts, sales commissions, billings and minimum term for customer contracts, except as may be required by law, as may have previously been discussed by Buyer and Sellers or as otherwise agreed to by Buyer;

          (c) not enter into any contract to purchase, sell, mortgage, lease or otherwise encumber any of the Purchased Assets, except for the sale or rental of inventory or the sale of cellular telephone equipment, in each case in the ordinary course of business consistent with past practice;

          (d) not create or permit to be created any Lien on the Purchased Assets, except for Permitted Liens; and

          (e) not incur any material liabilities.

     5.07 Cooperation with Buyer. Each Seller shall use its best efforts to fulfill or obtain the fulfillment of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and shall execute and deliver any and all additional instruments of transfer and assignment reasonably necessary to consummate the transactions contemplated hereby, whether before or after the Closing Date.

     5.08 Billing Assistance. For a period of up to 90 days after the Closing, or until such earlier date as Buyer shall specify, Northland will use its best efforts to continue to bill customers of the System and to otherwise generally assist Buyer in billing and collection procedures in connection with the System Operations, and in connection therewith, Buyer shall provide Northland with sufficient office space, facilities and access to the books and records of the System, at no cost to Northland. Northland shall be compensated for such services at its actual cost for billing each subscriber, as determined in good faith by Northland. Northland shall bill in the same manner as prior to the Closing Date except as required hereunder. Any monies received by Northland after the Closing Date shall be for the benefit and account of Buyer and shall be promptly remitted to Buyer.

                                   SECTION 6

                              ADDITIONAL COVENANTS

     6.01 Regulatory Approval. As promptly as practicable following the execution hereof by Buyer and each Seller, but in no event later than five (5) business days hereafter, Sellers and Buyer shall prepare and file with any required governmental authorities such applications as may be necessary to transfer the Purchased Assets as contemplated by this Agreement. Sellers and Buyer shall cooperate and use their best efforts to promptly obtain such required regulatory approvals. All governmental fees charged in connection with FCC or HSR Act filings necessary for the consummation of the transactions contemplated hereby shall be paid by Buyer.

     6.02 Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process (and then only if Sellers have notice of the proceeding) or by other requirements of law (including without limitation the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), all confidential documents and information concerning the System or the Sellers furnished to Buyer or its Affiliates in connection with the transactions contemplated hereby, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer, or (iii) later lawfully acquired by Buyer from sources other than any Seller; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Northland, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Sellers in connection with this Agreement that are subject to such confidence.

     6.03 Buyer Cooperation with Sellers. Buyer shall use its best efforts to fulfill or obtain the fulfillment of the conditions set forth in Sections 8.01 and 8.03.

     6.04 Like-Kind Exchange. At Sellers' request and at no cost to Buyer, Buyer will agree to take all actions reasonably requested by Sellers in order to effectuate all or any part of the transactions contemplated by this Agreement as a like-kind exchange in accordance with Section 1031 of the Code and the rules and regulations thereunder.

     6.05 Lien Releases. On or prior to the Closing Date, Northland will provide evidence reasonably satisfactory to Buyer that all Liens affecting the assets, other than Permitted Liens, have been or as of the Closing Date will be terminated, released or waived, as appropriate, or original executed instruments effecting such terminations, releases or waivers will be provided by Sellers.

     6.06 Documents and Records. On or prior to the Closing Date, Northland will provide Buyer with all (i) existing blueprints, schematics, working drawings, plans, specifications, projections, statistics, engineering records, original plant records, system construction and as-built maps relating to the System; (ii) customer lists, files and records used by Northland in the operation of the System; and (iii) personnel files and records relating to the employees of Northland that render services to the System. Delivery of the foregoing shall be deemed made to the extent such lists, files and records are then located at any of the offices included in the System.

     [6.07 Provision of NACN Services.

          (a) Sellers shall use their best efforts to assure that Buyer is permitted to assume, at least through December 31, 1996, Northland's right to access North American Cellular Network ("NACN") services, which rights currently exist by virtue of Northland's arrangement with Airtouch Communications, Inc.

          (b) In the event that Buyer does not continue to receive NACN's service under the arrangement currently utilized by Sellers, through at least December 31, 1996, due either to Buyer's electing not to continue to receive such service, or by virtue of such service not being available to Buyer, Northland shall provide to Buyer one-half of all costs necessary for Buyer to receive NACN's services in conjunction with, or through use of Motorola facilities, including any and all system and other upgrades that may be necessary; provided, that in no event shall the amount payable by Northland pursuant to this Section 6.07 exceed $40,000. Payment for such NACN services shall be deducted from any funds that would otherwise be due and owing to Northland from the Escrow Account set forth herein.]

                                   SECTION 7

                                  TAX MATTERS

     7.01 Tax Definitions. The following terms, as used herein, have the following meanings:

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Post-Balance Sheet Tax Period" means any Tax period (or portion thereof) ending after the Balance Sheet Date.

          "Pre-Balance Sheet Tax Period" means any Tax period (or portion thereof) beginning after November 7, 1995 and ending on or before the close of business on the Balance Sheet Date.

          "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

     7.02 Tax Matters. Each Seller hereby represents and warrants to each Buyer that:

          (a) Northland has timely paid or will timely pay all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Balance Sheet Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the System or the System Operations or would result in Buyer becoming liable or responsible therefor.

          (b) Northland has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets, the System or the System Operations and are incurred in or attributable to the Pre-Balance Sheet Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the System or the System Operations or would result in Buyer becoming liable therefor.

     7.03 Tax Cooperation; Allocation of Taxes. (a) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets, the System and the System Operations as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Sellers and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the

System or the System Operations and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 7.03.

     (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Balance Sheet Date (collectively, the "Apportioned Obligations") shall be apportioned between Northland and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Balance Sheet Tax Period and the number of days of such taxable period included in the Post-Balance Sheet Tax Period. Northland shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Balance Sheet Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Balance Sheet Tax Period. Within 90 days after the Balance Sheet Date, Northland and Buyer shall present a statement to the others setting forth the amount of reimbursement to which each is entitled under this Section 7.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Northland shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Balance Sheet Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Balance Sheet Tax Period, Northland shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Balance Sheet Tax Period. In the event that either Northland or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this
Section 7.03(d), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

     (c) Subject to Section 6.01, any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Northland.

                                   SECTION 8

                             CONDITIONS TO CLOSING

     8.01 Conditions to the Obligations of Each Party. The obligations of Buyer and Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

          (a) Any applicable waiting period under the HSR Act (including any extension thereof) relating to the transactions contemplated hereby shall have expired or been terminated.

          (b) No provision of applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (c) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

          (d) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing have been taken.

     8.02 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the following further conditions:

          (a) (i) Each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of each Seller contained in this Agreement and in any certificate or other writing delivered by either Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

          (b) Buyer shall have received a corporate law opinion of Vorys, Sater, Seymour and Pease, counsel to the Sellers, and a regulatory law opinion from FCC counsel for Sellers, each in form and substance reasonably satisfactory to Buyer.

          (c) There shall not have occurred any Material Adverse Effect.

          (d) No provision of applicable law or regulation and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Purchased Assets.

          (e) Northland shall have received all Required Consents, in each case in form and substance reasonably satisfactory to Buyer, and no Required Consent shall have been revoked.

          (f) Northland shall have delivered to Buyer:

             (i) a copy of the resolutions adopted by Northland's Board of Directors, certified as of the Closing Date by Northland's Secretary, approving the execution and delivery of the Acquisition Agreements and the performance of Northland's obligations hereunder and thereunder;

             (ii) the Sales Agreement, duly executed by Northland;

             (iii) the Non-Competition Agreement, duly executed by each Seller;

             (iv) a certificate, dated as of the Closing Date and executed by the President of Northland certifying that the conditions set forth in Sections 8.02(a), (c) and (e) have been satisfied; and

             (v) such other instruments of sale, assignment and transfer in form and substance reasonably satisfactory to Buyer and effective to transfer to Buyer, free and clear of all Liens other than Permitted Liens, sole ownership of the Purchased Assets and all other documentation relating to the Purchased Assets, the System or the System Operations which is owned by any Seller or in such Seller's possession on the Closing Date and which relate to or affect the period after Closing.

     Notwithstanding anything in this Agreement to the contrary, no condition to Buyer's obligation to close shall be deemed to be unsatisfied by either (a) the imposition of a condition in the FCC Final Order that relates to Buyer's character or other qualifications of Buyer to own or operate the Purchased Assets or the System or to be an FCC licensee, or (b) conditions to the FCC consent or modifications to any governmental authorizations that are imposed on an industry-wide basis.

     8.03 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date.

          (b) Sellers shall have received an opinion of the counsel to Buyer reasonably satisfactory to Sellers, in form and substance reasonably satisfactory to Sellers.

          (c) Each Buyer shall have delivered to Sellers:

             (i) a copy of the resolutions adopted by Buyer's Board of Directors, certified as of the Closing Date by Buyer's Secretary, approving the execution and delivery of the Acquisition Agreements and the performance of Buyer's obligations hereunder and thereunder;

             (ii) a certificate, dated as of the Closing Date and executed by the President of Buyer certifying that the conditions set forth in
        Section 8.2(a) have been satisfied; and

             (iii) the Non-Competition Agreement, duly executed by Buyer.

                                   SECTION 9

                                    SURVIVAL

     9.01 Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date or, in the case of the representations and warranties contained in Section 3.13 or
Section 7, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     9.02 Survival of Covenants and Agreements. The covenants and agreements contained herein shall survive the execution, delivery and performance of this Agreement for a period of one year after the Closing Date, except that covenants and agreements as to delivery of good, and in the case of real estate, marketable title to the Purchased Assets, free and clear of all Liens except Permitted Liens, and as to cooperation with Buyer shall survive until the expiration of the applicable statute of limitations. Notwithstanding the preceding sentence, any covenant or agreement in respect of which an indemnity may be sought under this Agreement shall survive the time at which is would otherwise terminate pursuant to the preceding sentence, if notice of the breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

                                   SECTION 10

                                INDEMNIFICATION

     10.01 Indemnification. (a) Sellers hereby jointly and severally indemnify Buyer and its Affiliates against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by such Buyer or any of its Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by any Seller pursuant to this Agreement.

     (b) Buyer hereby indemnifies each Seller and its Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by any Seller or any of their Affiliates arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

     10.02 Procedures. The party seeking indemnification under Section 10.01 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 10.01 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

     (b) Sellers' obligation for any indemnifiable Loss shall, to the extent the Escrow Agent holds cash sufficient to satisfy Sellers' obligations in respect thereof, be satisfied pursuant to the procedures established in the Escrow Agreement. To the extent the Escrow Agent does not hold sufficient cash to satisfy Sellers' obligations, Sellers will remain liable for the shortfall as provided herein.

                                   SECTION 11

                                  TERMINATION

     11.01 Termination. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or prior to the Closing:

           (i) By agreement of the parties in writing;

           (ii) By Buyer if any of the conditions set forth in Sections 8.01 and
     8.02 are not satisfied on the Closing Date;

          (iii) By Sellers if any of the conditions set forth in Sections 8.01 and 8.03 are not satisfied on the Closing Date; or

           (iv) By any party if all governmental authorizations referred to in
     Section 3.03 and all Required Consents are not obtained within nine (9) months following the date hereof.

           (v) By either party, if the other party is in material breach or default of its respective covenants, agreements, or other obligations herein, or if any of its representations herein is not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate, so long as the terminating party is not in material breach or default of its respective covenants, agreement or other obligations hereunder; provided, however, that (A) the breaching party is given prompt written notice providing a reasonable detailed explanation of the facts and circumstances surrounding such breach, and (B) the breaching party fails to cure such breach to the reasonable satisfaction of the non-breaching party within thirty (30) days of receiving such notice of its breach or, if such breach cannot be cured, to agree to fairly compensate the non-breaching party for such breach to the reasonable satisfaction of the non-breaching party.

     (b) If this Agreement is terminated and the transactions contemplated hereby are not concluded as described above, this Agreement will become void and of no further force and effect. Notwithstanding any other provision of this Agreement, the Sellers or Buyer, as the case may be, may waive in writing any default or breach of any other party hereto and demand specific performance hereunder; provided, that the party seeking specific performance has fully complied with the terms of this Agreement.

                                   SECTION 12
                           [INTENTIONALLY LEFT BLANK]

                                   SECTION 13
                                 MISCELLANEOUS

     13.01 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, each Seller and Buyer will pay, except as otherwise provided herein, its own expenses, income and other taxes, and costs (including, without limitation, the fees, disbursements and expenses of their attorneys, accountants and consultants) incurred by each of them in negotiating, preparing, closing, and carrying out this Agreement, the transactions contemplated by this Agreement. In the event litigation arises between the parties concerning this Agreement, the prevailing party shall be entitled, in addition to any other award or relief awarded, to reasonable attorneys' fees and costs and expenses of litigation (not limited to taxable costs).

     13.02 Notices. Notices hereunder will be effective upon receipt if deposited in the official mail, postage pre-paid, certified mail return receipt requested and addressed as follows or upon confirmation of delivery if sent by telecopy as follows:

          Notices to Buyer:

          Mercury, Inc.
          CM Tower, Suite 1495
          One Lakeshore Drive
          Lake Charles, LA 70629
          Attn: Robert Piper
          Fax: (318) 439-0769

          With a copy to:

          Lukas, McGowan, Nace & Gutierrez
          1111 Nineteenth Street, NW
          Suite 1200
          Washington, D.C. 20036
          Attn: Thomas Gutierrez
          Fax: (202) 842-4485

          Notices to Northland:

          Northland Cellular Corporation
          45 Rockefeller Plaza
          New York, NY 10020
          Telecopy: (212) 245-3058
          Attn: Mr. Robert Price

          with a copy to:

          Vorys, Sater, Seymour and Pease
          52 East Gay Street
          Columbus, OH 43215
          Attn: Ronald A. Robins, Jr.
          Telecopy: (614) 464-6350

          Notices to PriCellular or Wireless:

          PriCellular Corporation or PriCellular Wireless Corporation 45 Rockefeller Plaza
          New York, NY 10020
          Telecopy: (212) 245-3058
          Attn: Mr. Robert Price

          with a copy to:

          Vorys, Sater, Seymour and Pease
          52 East Gay Street
          Columbus, OH 43215
          Attn: Ronald A. Robins, Jr.
          Telecopy: (614) 464-6350

Any party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

     13.03 Governing Law. The validity, interpretation, and performance of this Agreement will be determined in accordance with the laws of the State of Delaware.

     13.04 Specific Performance. The parties acknowledge that their obligations hereunder are unique, and that it would be extremely impracticable to measure the resulting damages if any party should default in its obligations under this Agreement. Accordingly, in the event of the failure by a party to consummate the transactions contemplated hereby, which failure constitutes a breach hereof by such party, the nondefaulting party may, in addition to any other available rights or remedies, sue in equity for specific performance and, in connection with any such suit, the parties each expressly waive the defense therein that the plaintiff has an adequate remedy at law.

     13.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

     13.06 Headings. The headings, subheadings, and captions in this Agreement and in any exhibit hereto are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement.

     13.07 Entire Agreement. This Agreement and the Schedules and Exhibits here to contain the entire agreement between the parties hereto with respect to their subject matter and supersede all negotiations, prior discussions, agreements, arrangements and understandings, written or oral, relating to the subject matter of this Agreement and the Schedules and Exhibits hereto.

     13.08 Successors and Assigns.

          (a) This Agreement shall inure to the benefit of and be binding upon Sellers and Buyer and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, the rights and responsibilities of Sellers and Buyer under this Agreement may not be assigned (by operation of law or otherwise), except as otherwise provided by paragraph (b) below, without the prior written consent of the other party hereto which shall not be unreasonably withheld.

          (b) Buyer may assign its rights and obligations under this Agreement to an Affiliate without the prior written consent of Sellers if Buyer makes application with the FCC for a "minor amendment" or a pro forma assignment of the Licenses to such Affiliate and the assignment is approved by the FCC prior to the Closing Date; provided that no such assignment shall in any way operate to relieve the assigning party of its obligations under this Agreement, and provided further that the assigning party agrees to cause such Affiliate to specifically assume and perform the Assumed Liabilities and perform the other obligations hereunder, and shall be jointly and severally liable for any non-performance thereof.

     13.09 Invalidity of Any Provision. In case any provision of this Agreement not material to the benefits intended to be conferred hereby is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

     13.10 Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement, whether before or after the Closing Date.

     13.11 Severability. The invalidity or unenforceability of any particular provision of the Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     13.12 Employees. Buyer has no obligation to employ any of the employees of Northland. Northland shall not make any representations to the contrary to any such employees, provided, however, Buyer intends and shall be permitted, to interview or otherwise contact such employees regarding any future employment. Northland shall use its best efforts to maintain staffing at current levels and with existing employees through Closing except as previously disclosed by Sellers and as otherwise agreed to by the parties.

     13.13 Bulk Transfers. Buyer and Sellers agree to waive compliance with any bulk transfer and bulk sales laws, and Sellers agree to indemnify Buyer from any liability arising from such noncompliance.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          NORTHLAND CELLULAR CORPORATION

                                          By: /s/

                                            ------------------------------------
                                            Name:
                                            Title:

                                          PRICELLULAR WIRELESS CORPORATION

                                          By: /s/

                                            ------------------------------------
                                            Name:
                                            Title:

                                          PRICELLULAR CORPORATION

                                          By: /s/

                                            ------------------------------------
                                            Name:
                                            Title:

                                          MERCURY, INC.

                                          By: /s/  WILLIAM L. HENNING, JR.

                                            ------------------------------------
                                            Name: William L. Henning, Jr.
                                            Title: President